Vapotherm Reports Second Quarter 2022 Financial Results

EXETER, New Hampshire, August 3, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced second quarter 2022 financial results.

Second Quarter 2022 Summary

•
Total revenue for the second quarter of 2022 was $13.0 million, a decrease of 37.1% over the second quarter of 2021
•
Disposables revenue for the second quarter of 2022 was $7.9 million, a decrease of 38.2% over the second quarter of 2021
•
Worldwide installed base of Precision Flow systems increased by approximately 400 units in the second quarter of 2022 to over 36,100

“The second quarter of 2022 was a tough quarter for us due to low respiratory patient census and Customer destocking of inventory purchased during the Omicron wave in the first quarter of 2022. Revenue bottomed out in April and we saw sequential increases in revenue in May and June,” said Joseph Army, President and CEO. “We began executing on our path to profitability and delivered on key milestones related to our move of operations to Mexico and took the steps needed to normalize our cash operating expense structure. We completed our HVT 2.0 limited market release and entered full market release in July. We’re excited about initial market receptivity and Customer reaction to this new platform technology noting its ease of use and ability to address the respiratory needs of Patients throughout the hospital, including those rooms without piped-in air.”

Results for the Three Months June 30, 2022

The following table reflects the Company’s net revenue for the three months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,568	19.8%	$6,172	29.9%	$(3,604)	(58.4)%
Disposables	7,913	61.0%	12,794	62.0%	(4,881)	(38.2)%
Service and other	2,490	19.2%	1,659	8.1%	831	50.1%
Total net revenue	$12,971	100.0%	$20,625	100.0%	$(7,654)	(37.1)%

Net revenue for the second quarter of 2022 was $13.0 million. Capital and disposables revenue decreased in the second quarter of 2022 primarily due to low respiratory census worldwide and Customers decreasing their inventory levels of disposables purchased during the Omicron surge early in the first quarter of 2022.

Revenue information by geography is summarized as follows:

	Three Months Ended June 30,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$9,498	73.2%	$11,330	54.9%	$(1,832)	(16.2)%
International	3,473	26.8%	9,295	45.1%	(5,822)	(62.6)%
Total net revenue	$12,971	100.0%	$20,625	100.0%	$(7,654)	(37.1)%

Gross profit and gross margin for the second quarter of 2022 was $2.4 million and 18.2%, respectively. In the second quarter of 2022, gross margin was negatively impacted by lower revenue and production levels, inventory reserves and higher costed product built in the second half of 2021.

Operating expenses include a non-cash impairment charge of $18.7 million related to the goodwill and intangible assets recorded in connection with the acquisitions of HGE and RespirCare, which form the basis of the Company’s Vapotherm Access reporting unit. While the Company will continue to invest in HGE and RespirCare, the Company completed an interim goodwill impairment assessment as a result of its year-to-date stock price decline. As a result of reduced revenue expectations, the Company wrote down its goodwill to its estimated fair value and wrote off intangible assets related to customer relationships and developed technology. Total operating expenses were $42.2 million in the second quarter of 2022, an increase of $16.2 million as compared to the same period last year. Cash operating expenses, excluding impairment charges, depreciation and amortization, stock-based compensation expense, severance accruals recorded and change in the value of contingent consideration, were $21.7 million in the second quarter of 2022 compared to $22.8 million in the second quarter of 2021 and $24.3 million in the first quarter of 2022.

Net loss for the second quarter of 2022 was $42.7 million, or $1.61 per share, compared to $17.3 million, or $0.67 per share, in the second quarter of 2021. Net loss per share was based on 26,574,027 and 25,887,313 weighted average shares outstanding for the second quarter of 2022 and 2021, respectively. Net loss for the second quarter of 2022 includes a non-cash impairment charge of $18.7 million related to the goodwill and intangible assets recorded in connection with the acquisitions of HGE and RespirCare.

Adjusted EBITDA was negative $20.2 million for the second quarter of 2022 as compared to negative $12.3 million for the second quarter of 2021. The increase in Adjusted EBITDA loss was primarily due to lower revenue and gross margin on a year over year basis.

Cash Position

Cash and cash equivalents were $49.9 million as of June 30, 2022 compared to $72.9 million as of March 31, 2022. The decrease in cash in the second quarter of 2022 was due to the net loss.

Debt Covenant

On August 1, 2022, the Company entered into an agreement with its lender for a one-month extension of the covenant-free period through August 31, 2022. The Company is in discussions with its lender regarding its revenue covenant and anticipates having this fully addressed before the first reporting period, although no assurance can be provided that it will be able to do so.

Fiscal 2022 Outlook

For fiscal 2022, the Company expects net revenue to be in the range of $76 million to $81 million. This guidance reflects a modest return of RSV in late third quarter as kids go back to school and a modest flu season which typically begins in the fourth quarter in the U.S. This guidance does not reflect any significant COVID impact. The Company’s guidance assumes US disposable utilization rates of 60-70% of pre-COVID levels as seasonally adjusted for third and fourth quarters. This guidance also includes capital and disposable sales from the worldwide commercial launch of the Company’s HVT 2.0 platform.

For fiscal 2022, gross margin is now expected to be in the range of 30% to 32%, a decrease from the previous range of 34% to 36% due to lower revenue and production levels and inventory reserves.

For fiscal 2022, operating expenses excluding impairment charges are expected to be in the range of $97 million to $100 million, a decrease from the previous range of $99 million to $102 million.

For fiscal 2022, operating expenses excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals are expected to be in the range of $84 to $86 million, a decrease from the previous range of $86 million to $88 million. The Company has also identified other cost areas that it intends to normalize as it adjusts its operating expense levels to pre-COVID levels without sacrificing future growth. The Company expects to exit the fourth quarter of 2022 with operating expenses excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals of between $17 to $18 million.

The Company expects to end 2022 with $15 million of cash plus another $35 million of inventory, $15 million of which the Company expects to convert into cash by mid-2023 as it returns its inventory turn rates to its pre-COVID historical level of 4 turns/year. This will allow the Company to fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on August 3, 2022 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (888) 330-2391 for U.S. callers, or +1 (240) 789-2702 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through August 10, 2022 by dialing (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including EBITDA, Adjusted EBITDA, operating expenses excluding impairment charges and operating expenses excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals recorded, which non-GAAP measures differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA represents net loss less interest expense, net, provision for income taxes, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, goodwill impairment and intangible assets impairment. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2022 financial guidance regarding operating expenses, excluding impairment charges, and operating expenses, excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA and non-GAAP operating expenses, excluding certain items, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.5 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about anticipated market receptivity and Customer reaction to HVT 2.0 and the Company’s expected net revenue, gross margin and operating expenses for fiscal year 2022, expected cash and inventory balances at the end of 2022, and ability to fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2022 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 24, 2022 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 as filed with the Securities and Exchange Commission on August 3, 2022, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$49,882	$57,071
Accounts receivable, net	7,052	10,909
Inventories, net	38,368	36,562
Prepaid expenses and other current assets	4,400	5,205
Total current assets	99,702	109,747
Property and equipment, net	25,527	22,157
Operating lease right-of-use assets	7,217	7,045
Restricted cash	1,109	253
Goodwill	539	15,300
Intangible assets, net	55	4,398
Deferred income tax assets	48	78
Other long-term assets	942	1,107
Total assets	$135,139	$160,085
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,466	$5,923
Contract liabilities	1,246	2,081
Accrued expenses and other current liabilities	14,145	28,559
Revolving loan facility	-	6,608
Total current liabilities	18,857	43,171
Long-term loans payable, net	96,672	39,726
Other long-term liabilities	5,871	10,521
Total liabilities	121,400	93,418
Commitments and contingencies
Stockholders’ equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of June 30, 2022 and December 31, 2021, 26,692,883 and 26,126,253 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	27	26
Additional paid-in capital	456,290	443,358
Accumulated other comprehensive (loss) income	(214)	26
Accumulated deficit	(442,364)	(376,743)
Total stockholders’ equity	13,739	66,667
Total liabilities and stockholders’ equity	$135,139	$160,085

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net revenue	$12,971	$20,625	$34,593	$52,933
Cost of revenue	10,606	11,218	24,336	26,358
Gross profit	2,365	9,407	10,257	26,575
Operating expenses
Research and development	6,310	4,577	11,859	9,487
Sales and marketing	11,833	12,804	25,155	26,704
General and administrative	5,323	8,627	14,277	16,686
Impairment of goodwill	14,701	-	14,701	-
Impairment of intangible assets	4,036	-	4,036	-
Total operating expenses	42,203	26,008	70,028	52,877
Loss from operations	(39,838)	(16,601)	(59,771)	(26,302)
Other (expense) income
Interest expense	(2,849)	(648)	(4,596)	(1,313)
Interest income	40	24	57	53
Foreign currency loss	(46)	(60)	(115)	(130)
Loss on extinguishment of debt	-	-	(1,114)	-
Other	-	18	-	18
Net loss before income taxes	$(42,693)	$(17,267)	$(65,539)	$(27,674)
(Benefit) provision for income taxes	(10)	-	82	-
Net loss	$(42,683)	$(17,267)	$(65,621)	$(27,674)
Other comprehensive income (loss):
Foreign currency translation adjustments	(185)	7	(240)	18
Total other comprehensive (loss) income	(185)	7	(240)	18
Total comprehensive loss	$(42,868)	$(17,260)	$(65,861)	$(27,656)
Net loss per share basic and diluted	$(1.61)	$(0.67)	$(2.48)	$(1.07)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	26,574,027	25,887,313	26,448,257	25,841,944

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(65,621)	$(27,674)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	5,944	5,118
Depreciation and amortization	2,739	2,863
Provision for bad debts	285	(202)
Provision for inventory valuation	815	(183)
Non-cash lease expense	1,082	861
Change in fair value of contingent consideration	(3,113)	763
Impairment of goodwill	14,701	-
Impairment of intangible assets	4,036	-
Loss on disposal of property and equipment	198	40
Amortization of discount on debt	320	64
Deferred income taxes	82	7
Loss on extinguishment of debt	1,114	-
Changes in operating assets and liabilities:
Accounts receivable	3,520	15,195
Inventories	(2,683)	(9,286)
Prepaid expenses and other assets	(408)	(281)
Accounts payable	(2,441)	(308)
Contract liabilities	(812)	(1,664)
Accrued expenses and other current liabilities	(8,884)	(14,856)
Operating lease liabilities, current and long-term	(1,013)	(859)
Net cash used in operating activities	(50,139)	(30,402)
Cash flows from investing activities
Purchases of property and equipment	(6,289)	(3,156)
Net cash used in investing activities	(6,289)	(3,156)
Cash flows from financing activities
Proceeds from loans, net of discount	99,094	-
Repayment of loans	(40,000)	-
Payments of debt extinguishment costs	(817)	-
Payment of debt issuance costs	(1,567)	-
Repayments on revolving loan facility	(6,608)	(1,993)
Payment of contingent consideration	(135)	-
Proceeds from exercise of stock options	55	917
Proceeds from issuance of common stock under Employee Stock Purchase Plan	135	851
Net cash provided by (used in) financing activities	50,157	(225)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(62)	(12)
Net decrease in cash, cash equivalents and restricted cash	(6,333)	(33,795)
Cash, cash equivalents and restricted cash
Beginning of period	57,324	115,536
End of period	$50,991	$81,741
Supplemental disclosures of cash flow information
Interest paid during the period	$3,294	$1,249
Property and equipment purchases in accounts payable and accrued expenses	$224	$442
Issuance of common stock to satisfy contingent consideration	$5,630	$-
Issuance of common stock warrants in conjunction with debt draw down	$1,157	$-
Issuance of common stock upon vesting of restricted stock units	$12	$91

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended June 30, 2022 and 2021, respectively.

(unaudited)

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Net loss	$(42,683)	$(17,267)
Interest expense, net	2,809	624
Benefit for income taxes	(10)	-
Depreciation and amortization	1,348	1,289
EBITDA	$(38,536)	$(15,354)
Foreign currency	46	60
Change in fair value of contingent consideration	(2,925)	561
Stock-based compensation	2,498	2,433
Impairment of goodwill	14,701	-
Impairment of intangible assets	4,036	-
Adjusted EBITDA	$(20,180)	$(12,300)

The following tables contain a reconciliation of operating expenses to cash operating expenses for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.

(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands)
GAAP operating expenses	$42,203	$27,825	$26,008
Impairment of goodwill	(14,701)	-	-
Impairment of intangible assets	(4,036)	-	-
Stock-based compensation	(2,304)	(3,211)	(2,253)
Termination benefits	(1,844)	-	-
Depreciation and amortization	(500)	(472)	(429)
Change in fair value of contingent consideration	2,925	190	(561)
Non-GAAP cash operating expenses	$21,743	$24,332	$22,765

Supplemental Operating Metrics

	June 30,
	2022	2021	Change
	Amount	Amount	Amount	%
Precision flow units installed base
United States	23,865	21,004	2,861	13.6%
International	12,269	11,019	1,250	11.3%
Total	36,134	32,023	4,111	12.8%

	Three Months Ended June 30,
	2022	2021	Change
	Amount	Amount	Amount	%
Precision flow units sold and leased
United States	129	415	(286)	(68.9)%
International	220	900	(680)	(75.6)%
Total	349	1,315	(966)	(73.5)%

Disposable patient circuits sold
United States	55,333	65,553	(10,220)	(15.6)%
International	24,785	72,466	(47,681)	(65.8)%
Total	80,118	138,019	(57,901)	(42.0)%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011